Exhibit 21

LIST OF SUBSIDIARIES

Abrams Construction, Inc.
Abrams Power, Inc.
Servidyne Systems, LLC
ABRI Facility Services, Inc.
The Wheatstone Energy Group, LLC
Abrams Properties, Inc.
Merchants Crossing of Englewood, Inc.
Merchants Crossing of North Fort Myers, Inc.
Merchants Crossing of Jackson, Inc.
Merchants Crossing, Inc.
1945 The Exchange, LLC
Benncoff, LLC
Cinci Odonnett, LLC
Chipjax, LLC
AFC Real Estate, Inc.
Prestley Mill, LLC
AI North Fort Myers, LLC